Exhibit 10.2

Unsecured Promissory Note

Euclid, Ohio

September 29, 2023

For Value Received, US Lighting Group, Inc., a Florida corporation (“USLG”), promises to pay to Michael A. Coates (the “Coates”), a resident of the State of Ohio, in lawful money of the United States of America, the principal sum of $75,000 with interest as provided for in this unsecured promissory note (this “Note”).

Background. On August 29, 2023, Coates obtained a personal loan in the original principal amount of $75,000 less a loan origination fee of $4,500 from SoFi Bank, N.A. and provided these funds to USLG to support USLG’s operations. On August 29, 2023, Coates executed a loan agreement with SoFi Bank evidencing the SoFi Bank loan in the original principal amount of $75,000, bearing annual interest of 13.35%, and with 60 monthly payments of $1,724.11 commencing on October 5, 2023 with the final payment on September 5, 2028 (the “SoFi loan”). The SoFi loan may be prepaid at any time without penalty.

Capitalized Terms. Capitalized terms not otherwise defined in this Note shall have the same meaning provided in the SoFi loan.

Limits of Liability. Coates is the controller of USLG, and Coates funded this Note with borrowings under the SoFi loan. However, USLG has no obligations under the SoFi loan and has not guaranteed Coates’s obligations under the SoFi loan. As a result, USLG is only obligated to make the payments to Coates required by this Note. So long as USLG is not in Default (as defined below) under this Note, Coates shall make all payments required on the SoFi loan.

Interest. All amounts outstanding under this Note shall bear interest at the rate of interest paid by Coates under the SoFi loan, without any additions, profit, or mark up by Coates. Interest shall accrue as described in the SoFi loan.

Monthly Payments. Unless USLG is in Default (as defined below) or as otherwise specifically provided for in this Note, USLG will make 60 monthly payments of $1,724.11 commencing on October 5, 2023 with the final payment on September 5, 2028 as described in the SoFi loan.

Prepayment. USLG may prepay this Note at any time without penalty so long as the SoFi loan may be prepaid without penalty.

Fees. USLG shall pay Coates for any fees incurred by Coates to obtain the SoFi loan.

Default. USLG shall be in default under this Note if it fails to meet any of its obligations contained in this Note and after written notice by Coates to USLG of the failure, USLG does not cure that failure within three business days of the written notice (“Default”). In Coates’s sole discretion, Coates can waive a Default, and such waiver shall not be construed as a waiver of any other provision of this Note or as a future waiver of any prior or subsequent failure or Default of USLG. USLG shall have an ongoing obligation under this Note to immediately notify Coates in writing of any failure of USLG to meet any obligation herein and to immediately take steps to correct such failure. In the event of Default, all amounts outstanding under this Note are due and payable immediately upon written demand by Coates. If USLG’s Default causes a default under the SoFi loan, then USLG shall pay to Coates all amounts incurred by Coates as a result of the SoFi loan default.

Bankruptcy. Notwithstanding anything herein to the contrary, upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to USLG, all amounts owed by USLG to Coates in connection with this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind.

No Setoff. All payments under this Note shall be made without setoff, counterclaim or deduction of any kind. Any amount owing by USLG to Coates shall not be reduced in any way by any outstanding obligations of Coates to USLG, whether such obligations are monetary or otherwise.

Bank Account. Payments of principal of and interest with respect to this Note are to be made to Coates or to such account as Coates shall designate from time-to-time.

Waiver and Amendment. USLG hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. No delay on the part of Coates in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against Coates or USLG unless the same shall be in writing and signed and delivered by such party.

Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to any provision that would require the application of any other jurisdiction’s laws.

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Signature page to Unsecured Promissory Note

US Lighting Group, Inc.

/s/ Donald O. Retreage, Jr.		/s/ Michael A. Coates
By	Donald O. Retreage, Jr., CFO	Michael A. Coates, individually

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